Exhibit 5.1
March 10, 2010
Castle Brands Inc.
122 East 42nd Street, Suite 4700
New York, New York 10168
Ladies and Gentlemen:
     I have acted as special counsel to Castle Brands Inc., a Florida corporation (the “Company”), in connection with the Company’s Post-Effective Amendment No.1 (the “Post-Effective Amendment”) to its Registration Statement on Form S-3, File No. 333-143422 (together with the Post-Effective Amendment, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of 5,262,529 shares (the “Shares”) of its Common Stock, $.01 par value per share (“Common Stock”), that may be sold from time to time pursuant to the prospectus contained in the Registration Statement. The Shares consist of 3,715,377 outstanding shares of Common Stock (“Outstanding Shares”) and 1,547,152 additional shares of Common Stock (“Warrant Shares”) issuable upon the exercise of outstanding warrants (the “Warrants”).
     This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.
     In so acting, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, records, certificates and other instruments of the Company as in my judgment are necessary or appropriate for purposes of this opinion. In examining the foregoing documents, I have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by me, the authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that I have examined are accurate and complete.
     Based on the foregoing, and subject to the stated qualifications, I am of the opinion that the Shares have been duly authorized, the Outstanding Shares are validly issued, fully paid and nonassessable, and the Warrant Shares, when issued and paid for in accordance with the provisions of the Warrants, will be validly issued, fully paid and nonassessable. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.
     The opinion expressed above is limited to the General Corporation Law of the State of Delaware. This opinion is rendered only with respect to the laws, and the rules, regulations, orders and applicable judicial and regulatory determinations under those laws, that are currently in effect.
     I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I come within the category of persons whose consent is required by the Act or the rules and regulations thereunder.

Very truly yours,
/s/ BRIAN L. HELLER, ESQ.
Brian L. Heller, Esq.
Assistant Secretary and Special Counsel